Bryan Cave LLP
                       One Kansas City Place
                    1200 Main Street, Suite 3500
                     Kansas City, Missouri 64105



                           May 15, 1998

OTR Express, Inc.
804 North Meadowbrook Drive
Olathe, Kansas 66062

Ladies and Gentlemen:

      We have acted as counsel to OTR Express, Inc., a Kansas corporation (the "Corporation"), in connection with the registration under the Securities Act of 1933, as amended on Form S-8 (the "Registration Statement") of 20,000 shares of the Corporation's common stock par value $.01 per share, (the "Common Stock") issuable under the OTR Express, Inc. Amended and Restated 1996 Stock Option Plan (the "Plan"). Such shares of Common Stock issuable pursuant to the Plan are herein referred to as "the Shares." As such counsel, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction of such corporate records, agreements, documents, instruments and certificates of officers and representatives of the Corporation and have made such investigations of law, as we deem necessary or appropriate in order to enable us to render the opinion expressed below.

      Based upon the foregoing, and reliance thereon, we are of the opinion that the Shares have been duly and validly authorized for issuance and will be, when issued and delivered pursuant to the terms and conditions set forth in the Plan, validly issued, fully paid and nonassessable.

      The opinion stated herein, is as of the date hereof, and we assume no obligation to update or supplement this legal opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. This legal opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

      We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/  Bryan Cave LLP

                                    BRYAN CAVE LLP
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